Exhibit 10.34

OPTION AGREEMENT

BETWEEN

LINS (HK) INT’L TRADING LIMITED

AND

Grantees

Date: December 29, 2011

THIS OPTION AGREEMENT (this "Agreement") is made on December  , 2011 by and between LINS (HK) INT’L TRADING LIMITED（the “LINS”）, a Hong Kong company, its representative, Mr. Dore Scott Perler, a U.S. passport holder (the "Grantor") and the individuals listed in Schedule A hereto (a "Grantee" individually, and the “Grantees” collectively).

The Grantor and the Grantees are collectively referred to as the "Parties" and each of them as a "Party".

WHEREAS, the Grantor is the sole shareholder of BIG TREE INTERNATIONAL CO., LTD. (the “Big Tree Brunei”), a Brunei company;

WHEREAS, pursuant to a Share Exchange Agreement (the “Share Exchange Agreement”), dated as of the date hereof, among TRANSAX INTERNATIONAL LIMITED, a Colorado corporation (the “Company”), BIG TREE INTERNATIONAL CO., LTD., a Brunei company (“Big Tree Brunei”) and Grantor, the Company acquired 100% of the equity interests of Big Tree Brunei;

WHEREAS, Grantees have agreed with Grantor to enter into this Agreement in connection with the Share Exchange Agreement; and

WHEREAS, Grantor has the right to receive 6,500,000 shares of the Company’s Series C Convertible Preferred Stock which, after conversion and giving effect to a 700 for 1 reverse stock split (the “Reverse Stock Split”) will represent approximately 6,500,000 shares of common stock (approximately 65% of the issued and outstanding shares of the Company’s common stock)  ( the “Option Shares”) as consideration under the Share Exchange Agreement and therefore, has determined that it is in the Company’s best interest to, and will receive benefits from the Share Exchange Agreement and Big Tree Brunei’s operational performance as set forth in this Agreement and the Company, Big Tree Brunei and LINS entered into the Share Exchange Agreement based on the possibility of such benefits; and

Whereas, the Grantor has agreed to grant to each Grantee, and each Grantee has agreed to accept from the Grantor, an option (the “Option”) to purchase certain number of ordinary shares of the Company (the "Option Shares") as set forth in Schedule A corresponding to his/her name hereto, on the terms and subject to the conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS

1.1.	Defined Terms : In this Agreement (including the Recitals and the Schedules), unless the context otherwise requires, the following words and expressions shall have the following meanings:

"Business Day" means a day (other than Saturdays, Sundays and public holidays) on which banks are generally open for business in China;

"China" or "PRC" means the People's Republic of China;
"Completion Date" means the date falling seven (7) Business Days after the service of the Exercise Notice by the Grantee on the Company;
"Completion" means the completion of the sale to and purchase by the Grantee of the Option Shares under this Agreement;
"Distributions" means any cash proceeds arising from or in respect of, or in exchange for, or accruing to or in consequence of the Option Shares from the Effective Date to the Completion Date, including without limitation the Dividends.

"Dividends" means the dividends declared by the Company and accrued in respect of the Option Shares (whether or not such dividends shall have been paid and received by the Grantee);
"Effective Date" means the date of this Agreement;
"Exercise" means the exercise by the Grantee or his Nominee(s) of the Option pursuant to the terms of this Agreement;
"Exercise Notice" means the notice substantially in the form set out in Part I of Schedule B;
"Exercise Price" means the exercise price to be paid by the Grantee to the Grantor in respect of the Option Shares issued to such Grantee as set forth opposite his name in Schedule A;
"Nominee" means such person nominated by a Grantee in the Transfer Notice to be the transferee of the Option or Option Shares;
"Performance Target" has the meaning ascribed to it in Clause 3;
"RMB" means the lawful currency of China;
"Transfer Notice" means the notice substantially in the form set out in Part II of Schedule B
"US$" or "United States Dollar" means the lawful currency of the United States of America.

1.2.	Interpretation: Except to the extent that the context requires otherwise:

1.2.1	words denoting the singular shall include the plural and vice versa; words denoting any gender shall include all genders; words denoting persons shall include firms and corporations and vice versa;

1.2.2
any reference to a statutory provision shall include such provision and any regulations made in pursuance thereof as from time to time modified or re-enacted whether before or after the date of this Agreement and (so far as liability thereunder may exist or can arise) shall include also any past statutory provisions or regulations (as from time to time modified or re-enacted) which such provisions or regulations have directly or indirectly replaced;

1.2.3	the words "written" and "in writing" include any means of visible reproduction;

1.2.4	any reference to "Clauses", "Recitals", “Exhibits” and "Schedules" are to be construed as references to clauses and recitals of, and exhibits and schedules to, this Agreement; and

1.2.5	any reference to a time of day is a reference to China time unless provided otherwise.

1.3.	Headings: The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement.

2.	OPTION

2.1.
Option: The Grantor hereby irrevocably and unconditionally grants to each Grantee an Option for such Grantee to acquire from the Grantor, at the Exercise Price, at any time during the Exercise Period (defined below), to the extent that the Option has vested, any or all of the Option Shares set forth opposite his name in Schedule A hereto, free from all claims, liens, charges, pledges, mortgages, trust, equities and other encumbrances, and with all rights attaching thereto on the Completion Date.

2.2.	Vesting Schedule: Subject to the terms and conditions hereto, the Option may be exercised, in whole or in part, in accordance with the following schedule:

(a) One-third of the Option Shares upon the entry by the Company, Big Tree Brunei and Grantor into the Share Exchange Agreement.

(b) One-third of the Option Shares upon Big Tree Brunei achieving not less than $30,800,000 in Gross Revenues, as determined under United States Generally Accepted Accounting Principles consistently applied (“US GAAP”) for any consecutive 12 months during the period from January 1, 2012 through December 31, 2013.

(c) One-third of the Option Shares upon Big Tree Brunei achieving not less than $2,400,000 in pre-tax profits, as determined under US GAAP for any consecutive 12 months during the period from January 1, 2012 through December 31, 2013.

Notwithstanding anything in this Agreement, in case that the Grantor violates any provisions of this Agreement, the Grantee shall receive an irrevocable right to acquire any and all of the Option Shares then held by the Grantor, without any regard to aforesaid vesting schedule. The Grantee shall be entitled to exercise such Option immediately and the Grantor shall transfer to the Grantee or his Nominee(s) all the Option Shares immediately upon the Grantee’s or his Nominee(s)’s exercise of such Option.

2.3.
Exercise Period: The Option shall vest and become effective and exercisable at the times commencing on the dates set forth in Section 2.2 and shall expire five years from the date of this Option Agreement.  The Option may be exercised by a Grantee (or his Nominee on behalf of the Grantee), to the extent that the Option shall have vested, and only to that extent, at any time prior to five years from the date of this Option (“Exercise Period”).

2.4.
Nominees: Each Grantee may, at any time during the Exercise Period, at his sole discretion, nominate one or more person(s) (each a “Nominee”) to be the transferee(s) of whole or part of his Option, who shall hold and/or exercise the transferred Option on behalf of the Grantee.

2.5.	Exercise Notice: The Option may be exercised by each Grantee or his Nominee(s), in whole or in part, at any time during the Exercise Period, by serving an Exercise Notice on the Grantor.

2.6.
Exercise: The Grantor agrees that it shall, upon receipt of the Exercise Notice, issue to a Grantee (or his Nominee(s), as the case may be) any and all of the Option Shares specified in the Exercise Notice, free from all claims, liens, charges, pledges, mortgages, trust, equities and other encumbrances, and with all rights now or hereafter attaching thereto.  The Option shall be exercisable only in compliance with the laws and regulations of the PRC and the Hong Kong, and such Grantee (or his Nominee(s), as the case may be) shall complete any and all approval or registration procedures regarding the exercise of his Option at PRC competent authorities in accordance with applicable PRC laws and regulations.

2.7.	Transfer Notice: In case that a Grantee transfers any or all of his Option to one or more Nominee(s) in accordance with Clause 2.4 above, such Grantee shall serve a Transfer Notice on the Grantor.

2.8.
Transfer to Nominees: The Grantor agrees that it shall, upon receipt of the Transfer Notice, take all actions necessary to allow the Nominee(s) to be entitled to any or all of Option specified in the Transfer Notice.

Upon exercise by any Nominee(s) of the transferred Option on behalf of a Grantee, such Grantee shall serve the Exercise Notice on the Grantor in his own name for the exercising Nominee(s).  Upon receipt of such Exercise Option, the Grantor shall issue to such Nominee(s) any and all of the relevant Option Shares in the same manner as specified in Clause 2.6.

2.9.	Payment of Exercise Price: Upon Exercise of the Option in whole or in part, the exercising Grantee (or his Nominee(s), as the case may be) shall pay the Exercise Price to the Grantor.

The Grantor’s Obligation upon Exercise: The Grantor agrees that upon the Exercise of any Option by a Grantee (or his Nominee(s)), it shall cause and procure the number of Option Shares provided in the Exercise Notice to be issued to such exercising Grantee (or his Nominee(s)) within sixty one (61) Business Days after the date of the Exercise Notice, otherwise, it will be treated as Grantee owns these Option Shares.

3.	VESTING CONDITIONS

The obligation of the Grantor to effect the Option and the issuance of Option Shares to an exercising Grantee upon his Exercise of the Option shall be subject to the fulfilment of the conditions set forth in Section 2.2.

4.	INFORMATION, DISTRIBUTIONS AND ADJUSTMENTS

4.1.
Information: Each Grantee (the "Requesting Grantee") shall be entitled to request from the Grantor at any time before the Completion, a copy of any information received from the Grantor which may be in the possession of the Grantor and, upon such request, the Grantor shall provide such information to the Requesting Grantee.

4.2.
Distributions: The Grantor agrees that each Grantee shall be entitled to all the Distributions in respect of his Option Shares.  In the event that any such Distributions have been received by the Grantor for any reason, the Grantor shall cause the existing shareholder at the request of a Grantee to pay an amount equivalent to the Distributions received to such Grantee.

4.3.
Adjustments: If, prior to the Completion, the Company shall effect any adjustment in its share capital (such as share split, share dividend, share combination or other similar acts), then the number of Option Shares and the Exercise Price shall be adjusted accordingly to take into account such adjustment.

5.	COMPLETION

5.1.	Time and Venue: Completion of the sale and purchase of the Option Shares pursuant to the Exercise shall take place at such place decided by the exercising Grantee on the Completion Date.

5.2.	Business at Completion: At Completion of each Exercise, all (but not part only) of the following shall be transacted:

5.2.1	the exercising Grantee shall pay the Exercise Price to the Grantor by wire transfer or such other method as shall be reasonably acceptable to Grantor;

5.2.2
the Grantor shall, and to the extent that any action on the part of other shareholders or the directors is required, procure the then existing shareholders and directors of the Company to, within seven (7) Business Days after the date of Exercise Notice, deliver to the exercising Grantee (or his Nominee(s), same below) the following documents and take all corporate actions necessary to give effect to such delivery:

(a)	a share certificate or share certificates in respect of the number of the Option Shares exercised by such exercising Grantee;

(b)	a certified true copy of the register of members of the Company updated to show the entry of the exercising Grantee as the holder of the Option Shares so exercised; and

(c)	any other documents as the exercising Grantee may reasonably believe necessary to give effect to the issuance of the exercised Option Shares.

6.	CONFIDENTIALITY

The transaction contemplated hereunder and any information exchanged between the Parties pursuant to this Agreement will be held in complete and strict confidence by the concerned Parties and their respective advisors, and will not be disclosed to any person except: (i) to the Parties’ respective officers, directors, employees, agents, representatives, advisors, counsel and consultants that reasonably require such information and who agree to comply with the obligation of non-disclosure pursuant to this Agreement; (ii) with the express prior written consent of the other Party; or (iii) as may be required to comply with any applicable law, order, regulation or ruling, or an order, request or direction of a government agency; provided, however, that the foregoing shall not apply to information that: (1) was known to the receiving Party prior to its first receipt from the other Party; (2) becomes a matter of public knowledge without the fault of the receiving Party; or (3) is lawfully received by the Party from a third person with no restrictions on its further dissemination.

7.	GRANTOR’S UNDERTAKINGS

Without the prior written consent of each Grantee, the Grantor shall not and shall procure the Company not, (i) issue or create any new shares, equity, registered capital, ownership interest, or equity-linked securities, or any options or warrants that are directly convertible into, or exercisable or exchangeable for, shares, equity, registered capital, ownership interest, or equity-linked securities of the Company, or other similar equivalent arrangements, (ii) alter the shareholding structure of the Company, (iii) cancel or otherwise alter the Option Shares, (iv) amend the register of members or the memorandum and articles of association of the Company, (v) liquidate or wind up the Company, or (vi) act or omit to act in such a way that would be detrimental to the interest of each Grantee in the Option Shares.  The Grantor shall disclose to each Grantee true copies of all the financial, legal and commercial documents of the Company and the resolutions of the shareholders and the board of directors.

8.	MISCELLANEOUS

8.1.
Indulgence, Waiver Etc: No failure on the part of any Party to exercise and no delay on the part of such Party in exercising any right hereunder will operate as a release or waiver thereof, nor will any single or partial exercise of any right under this Agreement preclude any other or further exercise of it or any other right or remedy.

8.2.
Effective Date and Continuing Effect of Agreement: This Agreement shall take effect from the Effective Date.  All provisions of this Agreement shall not, so far as they have not been performed at Completion, be in any respect extinguished or affected by Completion or by any other event or matter whatsoever and shall continue in full force and effect so far as they are capable of being performed or observed, except in respect of those matters then already performed.

8.3.
Successors and Assigns: This Agreement shall be binding on and shall ensure for the benefit of each of the Parties' successors and permitted assigns. Any reference in this Agreement to any of the Parties shall be construed accordingly.

8.4.
Further Assurance: At any time after the date of this Agreement, each of the Parties shall, and shall use its best endeavors to procure that any necessary third party shall, execute such documents and do such acts and things as any other Party may reasonably require for the purpose of giving to such other Party the full benefit of all the provisions of this Agreement.

8.5.
Remedies: No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more of such remedies by any Party shall not constitute a waiver by such Party of the right to pursue any other available remedies.

8.6.
Severability of Provisions: If any provision of this Agreement is held to be illegal, invalid or unenforceable in whole or in part in any jurisdiction, this Agreement shall, as to such jurisdiction, continue to be valid as to its other provisions and the remainder of the affected provision; and the legality, validity and enforceability of such provision in any other jurisdiction shall be unaffected.

8.7.	Governing Law: This Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong.

8.8.
Dispute Resolution: In the event of any dispute, claim or difference (the "Dispute") between any Parties arising out of or in connection with this Agreement, the Dispute shall be resolved in accordance with the following:

(a)
Negotiation between Parties; Mediations.  The Parties agree to negotiate in good faith to resolve any Dispute.  If the negotiations do not resolve the Dispute to the reasonable satisfaction of all parties within thirty (30) days, subsection (b) below shall apply.

(b)
Arbitration.  In the event the Parties are unable to settle a Dispute in accordance with subsection (a) above, such Dispute shall be referred to and finally settled by arbitration at Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this subsection (b).  The arbitration tribunal shall consist of three arbitrators to be appointed according to the UNCITRAL Rules.  The language of the arbitration shall be English.

8.9.
Counterparts: This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument.  Any Party hereto may enter into this Agreement by signing any such counterpart.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the Parties hereto have executed this Agreement on the date first above written.

The Grantor:  LINS (HK) INT’L TRADING LIMITED

By: Dore Scott Perler

签名：/s/ Dore Scott Perler
Name: Dore Scott Perler

IN WITNESS WHEREOF the Parties hereto have executed this Agreement on the date first above written.

The Grantees

[_______________]
Grantees’ signature please check the Schedule A

SCHEDULE A

Grantee and Option Shares

Grantees	Number of Option Shares （1）	Exercise Price (USD)	Signature
Wei Lin	6,240,000	0.00001	/s/ Wei Lin
Guihong Zheng	260,000	0.00001	/s/ Guihong Zheng

SCHEDULE B

Part I

Form of Exercise Notice

To           : Dore Scott Perler  (the “Grantor”) and Board of Directors of LINS (HK) INT’L TRADING LIMITED

From：  (the “Grantee”)

We refer to the Option Agreement (the "Option Agreement") dated December 29, 2011 made between the Grantee and the Grantor.  Terms defined in the Option Agreement shall have the same meanings as used herein.

We hereby give you notice that we require you to sell to us / [Nominees' names] in accordance with the terms and conditions of the Option Agreement, the following Option Shares at the Exercise Price set out below, subject to the terms and conditions set out in the Option Agreement. Completion shall take place at [ ] on [                   ] at the office of [                   ].

Grantee	Option Shares	Exercise Price
0.00001 USD

Dated [                                           ]

Yours faithfully

___________________________
Name:
Title:

Party II

Form of Transfer Notice

To           : Dore Scott Perler (the “Grantor”) and Board of Directors of LINS (HK) INT’L TRADING LIMITED

From：  (the “Grantee”)

We refer to the Option Agreement (the "Option Agreement") dated December  , 2011 made between the Grantee and the Grantor.  Terms defined in the Option Agreement shall have the same meanings as used herein.

We hereby give you notice that we will transfer to [Nominees' names] the following portion of the Option, expressed in terms of the number of Option Shares represented by the portion of the Option transferred in accordance with the terms and conditions of the Option Agreement,.

Grantee	Nominees	Option Shares Represented

Dated [                                           ]

Yours faithfully

___________________________
Name:
Title: